EXHIBIT 99.1

The Community Financial Corporation Reports EPS of $1.30 and ROAA of 1.21% For the First Quarter 2023

WALDORF, Md., April 25, 2023 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), today reported net income for the three months ended March 31, 2023 of $7.3 million, or $1.30 per diluted common share. This compares to net income of $7.6 million, or $1.35 per diluted common share for the fourth quarter of 2022, and net income of $6.3 million or $1.10 per diluted common share for the quarter ended March 31, 2022.

First Quarter 2023 Highlights

  Stable Financial Performance: Net income totaled $7.3 million for the quarter ended March 31, 2023, or $1.30 per diluted common share compared to net income of $6.3 million or $1.10 per diluted common share for the quarter ended March 31, 2022 and $7.6 million or $1.35 per diluted common share for the quarter ended December 31, 2022.

  Return on average assets ("ROAA"), return on average common equity ("ROACE") and return on average tangible common equity ("ROATCE") were 1.21%, 15.10% and 16.19% respectively, for the three months ended March 31, 2023 compared to 1.08%, 12.30% and 13.22% for the three months ended March 31, 2022. ROAA, ROACE and ROATCE were 1.28%, 16.61% and 17.88% for the three months ended December 31, 2022.
  Merger with Shore Bancshares: On December 14, 2022, the Company entered into a definitive agreement to undertake a merger of equals pursuant to which the Company and Bank will merge into Shore Bancshares, Inc. (NASDAQ: SHBI) ("Shore") in an all-stock transaction. The combined company will have total assets of approximately $6.0 billion on a pro forma basis. Under the terms of the agreement, which was unanimously approved by the boards of directors of both companies and which remains subject to shareholder approval, as well as the satisfaction of customary closing conditions, holders of TCFC common stock will have the right to receive 2.3287 shares of SHBI common stock.

  On March 7, 2023 SHBI and TCFC announced that they received the required regulatory approvals from the Office of the Comptroller of the Currency and the Maryland Office of the Commissioner of Financial Regulation. SHBI and TCFC expect that the merger transaction will close on or about July 1, 2023. James M. Burke, TCFC's current President and Chief Executive Officer, will serve as President and Chief Executive Officer of the combined company.

  The Company incurred $1.0 million of merger and acquisition costs during the year ended December 31, 2022, $0.3 million during the first quarter of 2023 and anticipates additional expenses in 2023. The net impact for the three months ended March 31, 2023 was a decrease to EPS of $0.04 per diluted share and a decrease to ROAA of five basis points. The resulting non-GAAP diluted EPS and non-GAAP ROAA were $1.34 and 1.25%, respectively.
  Net Interest Margin Compression: Net interest margin decreased to 3.32% for the three months ended March 31, 2023 from 3.64% for the fourth quarter of 2022, due, primarily to increasing cost of funds. During the first quarter of 2023, loan and overall interest-earning asset yields increased 19 and 24 basis points to 5.11% and 4.74% from 4.92% and 4.50% for the three months ended December 31, 2022. The Company's cost of funds increased 59 basis points for the comparable three month period from 0.89% to 1.48%.

  Management anticipates that the cost on interest-bearing deposit accounts will continue to increase more quickly than the yield on loans and investments in the first six months of 2023, which could compress net interest margin to between 3.10% and 3.40% in the first half of 2023.
  Stable Funding and Liquidity: Total funding, which includes deposits and FHLB advances, increased $8.4 million from $2,167.5 million at December 31, 2022 to $2,175.8 million at March 31, 2023. During the first quarter of 2023, a small decrease in retail deposits of $27.6 million was offset by an increase in wholesale funding of $35.9 million.

  The Bank's uninsured deposits at March 31, 2023 were $394 million or 18.3% of total deposits. Uninsured deposits include amounts either greater than the Federal Deposit Insurance Corporation's ("FDIC") $250,000 insurance limit or amounts not secured by the market value of collateral.

  At March 31, 2023, the Bank had approximately $762 million of available liquidity including: $27 million in cash, $652 million in secured borrowing capacity at the FHLB and the Federal Reserve, and $82 million in unsecured lines of credit.
  Moderating Loan Growth: Total portfolio loans increased to $1,844.3 million at March 31, 2023, an increase of $23.3 million or 5.1% annualized, compared to December 31, 2022. The loan pipeline at March 31, 2023 was $85.0 million. Management anticipates 2023 loan growth of between four and six percent.

  Goals for lenders and business development teams have been aligned to build on 2022 progress in acquiring customer operating deposit accounts which should contribute to building franchise-enhancing relationships with customers while mitigating potential margin compression from the use of more costly non-core funding sources.
  Stable Asset Quality: Non-accrual loans, OREO and loan modifications to borrowers' experiencing financial difficulties ("BEFDs") were $8.1 million or 0.33% of total assets at March 31, 2023 compared to $6.5 million or 0.27% of total assets at December 31, 2022, and $7.9 million or 0.34% at March 31, 2022. Classified assets increased $2.0 million to $8.1 million at March 31, 2023 from $6.1 million at December 31, 2022.

Management Commentary

“The first quarter was a strong start to the year, despite the well-publicized challenges to the industry,” stated James M. Burke, President and Chief Executive Officer of The Community Financial Corporation. “While increasing deposit costs compressed margins, profitability remained very strong, thanks in part to our continued focus on non-interest expenses. We continue to operate with ample liquidity, solid capital, excellent credit, and a stable deposit base that is well-diversified among consumer and commercial clients.”

Burke continued, “Our merger of equals with Shore Bancshares continues on schedule and is expected to close around the first week of July. The combined bank, with its greater scale, diversification and resources, will be better positioned to manage risks and provide existing and new customers with new products and services.”

Results of Operations

	(UNAUDITED)
	Three Months Ended March 31,
(dollars in thousands)	2023	2022	$ Change	% Change
Interest and dividend income	$27,264	$17,336	$9,928	57.3%
Interest expense	8,196	867	7,329	845.3%
Net interest income	19,068	16,469	2,599	15.8%
Provision for credit losses	670	450	220	48.9%
Recovery for unfunded commitments	(18)	(31)	13	(41.9)%
Noninterest income	1,449	1,451	(2)	(0.1)%
Noninterest expense	10,170	9,080	1,090	12.0%
Income before income taxes	9,695	8,421	1,274	15.1%
Income tax expense	2,368	2,133	235	11.0%
Net income	$7,327	$6,288	$1,039	16.5%

Net Interest Income

Net interest income for the comparable quarters increased primarily from increases in interest-earning asset yields for loans and investments and growth in loans, partially offset by increased interest expense from higher funding costs. Net interest margin of 3.32% for the three months ended March 31, 2023 increased 20 basis points from 3.12% for the three months ended March 31, 2022 and decreased 32 basis points from 3.64% for the three months ended December 31, 2022.

Loan interest income increased $7.5 million to $23.1 million for the three months ended March 31, 2023 from $15.6 million for the three months ended March 31, 2022. Investment income increased $2.4 million to $4.1 million from $1.7 million for the comparable periods. Interest expense increased $7.3 million to $8.2 million for the three months ended March 31, 2023 from $0.9 million for the three months ended March 31, 2022. Interest-bearing deposits costs increased $6.2 million to $6.7 million and debt and borrowings costs increased $1.1 million to $1.5 million for the comparable periods.

Net interest margin compressed during the first quarter of 2023, primarily due to the Bank's cost of funding increasing at a faster rate than interest-earning asset yields. In the Company's 2022 10-K, management communicated expectations that interest-bearing deposit accounts would reprice faster than loans and investments in the first six months of 2023 based on late fourth quarter 2022 trends and provided guidance that margins could compress to between 3.10% and 3.40% in the first half of 2023. The overall expectation is that margin will continue to contract in the second quarter, but at a slower rate than the first quarter of 2023.

During the first quarter average yields on interest-earning assets increased to 4.74% for the three months ended March 31, 2023 from 3.28% for the three months ended March 31, 2022 and 4.50% for the three months ended December 31, 2022. The Company’s cost of funds was 1.48% during the first quarter of 2023, 0.89% for the prior quarter and 0.17% for the three months ended March 31, 2022. The average cost of funds increased 61 basis points from 1.06% for the month of December 2022 to 1.67% for the month of March 2023. For the same comparative periods, average interest-earning asset yields increased 18 basis points from 4.66% to 4.84%.

Noninterest Income

Noninterest income was flat at $1.4 million for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The similar performance for the comparable periods was due to decreases in loan appraisal charges and interest rate protection referral fee income, offset by higher service charge income and a $0.3 million decrease in unrealized losses in the first quarter of 2023 on securities invested in a Community Reinvestment Act mutual fund. Noninterest income as a percentage of average assets was 0.24% and 0.25%, respectively, for the three months ended March 31, 2023 and 2022.

Noninterest Expense

Noninterest expense of $10.2 million for the three months ended March 31, 2023 increased $1.1 million or 12.0% compared to the three months ended March 31, 2022. Management expects a $10.1-$10.3 million normalized quarterly expense run rate, excluding merger related costs, during 2023. The Company incurred merger and acquisition costs of $1.0 million during the year ended December 31, 2022, $0.3 million during the first quarter of 2023 and anticipates additional expenses in 2023.

The increase from the comparable period was primarily due to increases of $0.4 million in compensation and benefits, $0.3 million in merger and acquisition costs, $0.1 million in occupancy expense, $30,000 in data processing, $0.1 million in professional fees as well as an increase in other operating expenses of $0.1 million. Professional fees, occupancy and data processing have increased substantially compared to the same quarter in the prior year due in large part to increased cost of labor and materials due to inflation. Compensation and benefits increased in the second half of 2022 with the Company's decision to increase base compensation to address local wage pressure caused by inflation and to attract and retain our employees. Additionally, the occupancy costs increased during the second half of 2022 with the opening of a new branch in Fredericksburg - Harrison Crossing, Virginia.

The Company’s efficiency ratio was 49.57% for the three months ended March 31, 2023 compared to 50.67% for the three months ended March 31, 2022. The Company’s net operating expense ratio was 1.44% for the three months ended March 31, 2023 compared to 1.31% for the three months ended March 31, 2022. The efficiency and net operating expense ratios have improved (decreased) over the last four years as the Company improved asset quality and increased operating revenues while controlling expenses.

Income Tax Expense

The effective tax rate for the three months ended March 31, 2023 was 24.42% compared to an effective tax rate of 25.33% for the three months ended March 31, 2022. The Company's effective tax rate decreased due to a decrease in the state tax apportionment percentage.

Balance Sheet

Assets

Total assets increased $18.5 million, or 0.8%, to $2.43 billion at March 31, 2023 compared to total assets of $2.41 billion at December 31, 2022, primarily due to net loan growth. During the first quarter of 2023, total net loans increased 5.0% annualized or $22.3 million from $1,798.5 million at December 31, 2022 to $1,820.8 million at March 31, 2023. The Company’s loan pipeline was $85.0 million at March 31, 2023. Available for sale ("AFS") debt securities, which are reported at fair value, increased $1.2 million to $463.9 million, primarily due to a decrease in unrealized losses in the first quarter of 2023 from changes in interest rates. These increases in assets were offset by a decrease in deferred tax assets of $2.7 million to $21.9 million primarily due to decreases in unrealized losses from changes in interest rates of the Bank's AFS investment portfolio. FHLB stock held decreased $2.4 million to $2.2 million due to a reduction in advances from $79.0 million at December 31, 2022 to $21.5 million at March 31, 2023. Other assets decreased $1.8 million to $0.9 million due to a decrease in income taxes receivable, partially offset by increases in prepaid expenses.

Non-owner occupied commercial real estate ("CRE") loans as a percentage of risk-based capital at March 31, 2023 and December 31, 2022 were $1,054.6 million or 379% and $1,032.6 million or 381%, respectively. Construction loans as a percentage of risk-based capital at March 31, 2023 and December 31, 2022 were $134.4 million or 48% and $135.0 million or 50%, respectively.

The Bank's office CRE portfolio, which included owner-occupied and non-owner occupied CRE loans, was $386.6 million or 20.96% of total loans of $1,844.3 million at March 31, 2023, which included $127.1 million or 32.9% with medical tenants and $64.8 million or 16.8% with government or government contractor tenants. There were 295 loans in the office CRE portfolio with an average and median loan size of $1.3 million and $0.5 million, respectively. Loan to Value ("LTV") estimates are less than 70% for $295.0 million or 76.3% of the office CRE portfolio and Debt Service Coverage ("DSC") ratios exceed 1.25x for $320.3 million or 82.9% of the office CRE portfolio at March 31, 2023. For the $91.6 million of loans with LTVs that exceed 70%, $2.2 million have DSC ratios of less than 1.25x.

The Bank had 18 CRE office loans totaling $170.5 million that were greater than $5.0 million at March 31, 2023. For this subset of the office CRE portfolio, at March 31, 2023, the average loan DSC ratio was 1.69x and average LTV was 57.6%. Most buildings in the Bank's office CRE portfolio are two stories or less with no buildings exceeding five stories.

Funding

Total funding, which includes deposits and FHLB advances, increased $8.4 million from $2,167.5 million at December 31, 2022 to $2,175.8 million at March 31, 2023. During the first quarter of 2023, a small decrease in retail deposits of $27.6 million was offset by an increase in wholesale funding of $35.9 million.

Total deposits increased $65.9 million in first quarter of 2023 from $2,088.5 million at December 31, 2022 to $2,154.3 million at March 31, 2023. Retail deposits, which exclude brokered deposits, decreased $27.6 million during the first quarter from $2,034.0 million at December 31, 2022 to $2,006.4 million at March 31, 2023. The Company's wholesale funding increased $35.9 million, which includes brokered deposits and Federal Home Loan Bank advances, from $133.5 million at December 31, 2022 to $169.4 million at March 31, 2023. During the first three months of 2023, non-interest-bearing demand deposits decreased $30.4 million to $599.8 million at March 31, 2023, representing 27.8% of deposits, compared to 30.2% of deposits at December 31, 2022.

The Bank's deposit cycle generally sees deposit balances decrease in the first and fourth quarters as business customers and municipalities use funds for operating needs and build in the second and third quarters. The Company's business development efforts continue to focus on increasing non-interest bearing and lower-cost transaction accounts.

The Bank's uninsured deposits at March 31, 2023 were $394 million or 18.3% of total deposits. Uninsured deposits include amounts either greater than the Federal Deposit Insurance Corporation's ("FDIC") $250,000 insurance limit or amounts not secured by the market value of collateral.

At March 31, 2023, available liquidity of approximately $762 million was 194% of uninsured deposits of $394 million. Available liquidity included $27 million in cash; $652 million borrowing capacity at FHLB and the Federal Reserve's Borrower in Custody Program ("BIC") in secured collateral (market value availability), and $82 million in unsecured lines of credit.

In March 2023, the Bank enrolled in, but has not used, the Federal Reserve's Bank Term Funding Program (“BTFP”). Management considers the BTFP facility a source of liquidity and has updated its contingency funding plan and internal liquidity stress tests to consider the facility as an alternative to FHLB available lines of credit.

The Bank monitors large deposit relationships and concentration risks in accordance with FDIC policy. This includes monitoring deposit concentrations and maintaining fund management policies and strategies that take into account potentially volatile concentrations and significant deposits that mature simultaneously. The FDIC defines a large depositor as a customer or entity that owns or controls 2% or more of the Bank’s total deposits. The FDIC’s examination policies require that we monitor all customer deposit concentrations at or above 2% of total deposits. At March 31, 2023 and December 31, 2022, the Bank had two local municipal customer deposit relationships that exceeded 2% of total deposits, totaling $320.9 million and $346.4 million, respectively, which represented 14.9% and 16.6%, respectively, of total deposits. All municipal relationships are secured by FDIC deposit insurance or collateral.

The aggregate amount of our top 25 deposit relationships at March 31, 2023 was $645.5 million, or 26.6% of total assets and $662.9 million, or 27.5% of our total assets at December 31, 2022.

Stockholders' Equity and Regulatory Capital

During the three months ended March 31, 2023, total stockholders’ equity increased $11.8 million. The increase in equity was primarily due to an increase in net income of $7.3 million and decrease of $5.2 million in accumulated other comprehensive loss ("AOCL") related to the Bank's AFS securities portfolio due to changes in market interest rates. In addition, equity increased due to stock-based compensation and ESOP activity of $0.2 million. Increases in equity were partially offset by common dividends paid of $0.9 million.

The Company's common equity to assets ratio increased to 8.19% at March 31, 2023 from 7.76% at December 31, 2022. The Company’s ratio of tangible common equity ("TCE") to tangible assets increased to 7.75% at March 31, 2023 from 7.32% at December 31, 2022 (see Non-GAAP reconciliation schedules). The TCE ratio increased from the prior quarter due primarily to a similar asset base and $12.5 million in additional stockholders' equity from decreases in AOCL and first quarter 2023 net income. Regulatory capital is not impacted by AOCL and Tier 1 capital to average asset ratios at the Bank and the Company remained strong at 10.38% and 9.68% at March 31, 2023 compared to 10.33% and 9.60% at December 31, 2022.

Asset Quality

Allowance for credit losses ("ACL") and provision for credit losses ("PCL"); Classified and Non-Performing Assets

On January 1, 2022, the Company early adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments, which replaced the incurred loss methodology for determining our ACL with an expected loss methodology that is referred to as the CECL. We adopted ASU 2016-13 using the modified retrospective method. Results for reporting periods beginning after January 1, 2022, are presented under ASU 2016-13. At adoption, the Company did not hold Held to Maturity ("HTM") investment debt securities. The impact at adoption on January 1, 2022, was an increase to the ACL of $2.5 million, the recording of a reserve for unfunded commitments of $0.2 million, an increase in deferred tax assets of $0.7 million, and a decrease in retained earnings of $2.0 million.

ACL balances increased to 1.27% of portfolio loans at March 31, 2023 compared to 1.26% of portfolio loans at December 31, 2022. At and for the three months ended March 31, 2023, the Company's ACL increased $0.6 million or 2.7% to $23.5 million from $22.9 million at December 31, 2022. The Company recorded a $0.7 million PCL for the three months ended March 31, 2023 compared to $0.5 million PCL for the three months ended March 31, 2022. There were $45,000 in net charge-offs during the three months ended March 31, 2023 compared to $19,000 in net recoveries for the three months ended March 31, 2022.

Management believes that the allowance is adequate at March 31, 2023.

Classified assets increased $2.0 million from $6.1 million at December 31, 2022 to $8.1 million at March 31, 2023 due primarily to customer relationships that were current with payments at March 31, 2023, but were showing deterioration in their debt service coverage ratios. Management considers classified assets to be an important measure of asset quality. The Company's risk rating process for classified loans is an important factor in the Company's ACL qualitative framework. Management remains committed to expeditiously resolving non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe.

Non-accrual loans increased $2.0 million from $6.1 million at December 31, 2022 to $8.1 million at March 31, 2023 due primarily to customer relationships that were current with payments at March 31, 2023, but were showing deterioration in their debt service coverage ratios. There were no OREO balances at March 31, 2023 and December 31, 2022. The ratio of non-accrual loans and OREO to total portfolio loans and OREO increased 10 basis points from 0.34% at December 31, 2022 to 0.44% at March 31, 2023. The ratio of non-accrual loans, OREO and BEFDs modifications to total assets increased six basis points from 0.27% at December 31, 2022 to 0.33% at March 31, 2023.

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $2.4 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s branches are located at its main office in Waldorf, Maryland, and branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and Fredericksburg - Downtown and Fredericksburg - Harrison Crossing, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words or phrases such as “is optimistic,” “project,” “believe,” “expect,” “anticipate,” “estimate”, “assume” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation: (i) those relating to the Company’s and the Bank’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin (including expectations with respect to margin compression), non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or future financial or business performance strategies or expectations; (ii) any statements of the plans, objectives, or expected benefits associated with the proposed merger of the Company with and into Shore Bancshares, Inc.; (iii) any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to any acquisition we have undertaken; (iv) plans and cost savings regarding branch closings or consolidation; (v) projections related to certain financial metrics, including with respect to the quarterly expense run rate; (vi) expected benefits of programs we introduce, including residential mortgage programs and retail and commercial credit card programs; and (vii) any statement of expectation or belief, and any assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: (i) risks, uncertainties and other factors relating to the COVID-19 pandemic; (ii) the remedial actions and stimulus measures adopted by federal, state and local governments, and the inability of employees to work due to illness, quarantine, or government mandates; (iii) the impacts related to or resulting from Russia’s military action in Ukraine, including the broader impacts to financial markets and the global macroeconomic and geopolitical environments; (iv) assumptions that interest-earning assets will reprice faster than interest-bearing liabilities and the Bank’s ability to maintain its current favorable funding mix; (v) our proposed merger with Shore Bancshares, Inc. may not close when expected or at all because required shareholder approvals are not received or other conditions to the closings are not satisfied on a timely basis or at all; (vi) the synergies and other expected financial benefits from any acquisition or transaction that we have undertaken, including from our proposed merger with Shore Bancshares, Inc., may or may not be realized within the expected time frames or at all; (vii) the impact of our adoption of the CECL standard; (viii) limitations on our ability to declare and pay dividends or engage in share repurchases; (ix) changes in the Company's or the Bank's strategy, costs or difficulties related to integration matters might be greater than expected; (x) availability of and costs associated with obtaining adequate and timely sources of liquidity; (xi) the ability to maintain credit quality; (xii) general economic trends and conditions, including inflation and its impacts; (xiii) changes in interest rates; (xiv) loss of deposits and loan demand to other financial institutions; (xv) substantial changes in financial markets; (xvi) changes in real estate value and the real estate market; (xvii) regulatory changes; (xviii) the impact of government shutdowns or sequestration; (xix) the possibility of unforeseen events affecting the industry generally; (xx) the uncertainties associated with newly developed or acquired operations; (xxi) the outcome of pending or threatened litigation, including litigation pertaining to the proposed merger with Shore Bancshares, Inc., or of matters before regulatory agencies, whether currently existing or commencing in the future; (xxii) market disruptions and other effects of terrorist activities; and (xxiii) the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2022, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of March 31, 2023. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

CONTACTS:
James M. Burke, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
(888) 745-2265

SUPPLEMENTAL QUARTERLY FINANCIAL DATA
CONSOLIDATED INCOME STATEMENT (UNAUDITED)

	Three Months Ended
(dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Interest and Dividend Income
Loans, including fees	$23,116	$21,621	$18,735	$16,772	$15,610
Interest and dividends on securities	3,992	3,445	2,454	1,924	1,666
Interest on deposits with banks	156	186	156	78	60
Total Interest and Dividend Income	27,264	25,252	21,345	18,774	17,336
Interest Expense
Deposits	6,729	4,029	1,850	819	513
Short-term borrowings	998	358	52	16	—
Long-term debt	469	434	386	371	354
Total Interest Expense	8,196	4,821	2,288	1,206	867
Net Interest Income ("NII")	19,068	20,431	19,057	17,568	16,469
Provision for credit losses	670	868	694	425	450
(Recovery) provision for unfunded commitments	(18)	145	6	26	(31)
NII After Provision For Credit Losses	18,416	19,418	18,357	17,117	16,050
Noninterest Income
Loan appraisal, credit, and misc. charges	93	137	65	44	176
Gain on sale of assets	—	695	—	—	—
Unrealized gains (losses) on equity securities	69	9	(187)	(155)	(222)
Income from bank owned life insurance	217	219	220	217	214
Service charges	1,069	1,215	1,130	1,108	926
Referral fee income	—	14	—	—	361
Net gains (losses) on sale of loans originated for sale	1	—	1	1	(4)
Gains on sale of loans	—	—	—	209	—
Total Noninterest Income	1,449	2,289	1,229	1,424	1,451
Noninterest Expense
Compensation and benefits	5,481	5,584	5,116	5,051	5,055
OREO valuation allowance and expenses	—	—	—	—	6
Merger and acquisition costs	259	1,004	—	—	—
Sub Total	5,740	6,588	5,116	5,051	5,061
Operating Expenses
Occupancy expense	847	834	826	820	732
Advertising	88	177	149	159	64
Data processing expense	1,037	1,049	1,062	1,008	1,007
Professional fees	835	991	923	845	731
Depreciation of premises and equipment	177	181	177	150	149
FDIC Insurance	180	185	160	177	179
Core deposit intangible amortization	84	90	97	102	109
Fraud losses	28	179	37	30	40
Other expenses	1,154	1,116	1,079	996	1,008
Total Operating Expenses	4,430	4,802	4,510	4,287	4,019
Total Noninterest Expense	10,170	11,390	9,626	9,338	9,080
Income before income taxes	9,695	10,317	9,960	9,203	8,421
Income tax expense	2,368	2,702	2,380	2,369	2,133
Net Income	$7,327	$7,615	$7,580	$6,834	$6,288

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Assets
Cash and due from banks	$11,905	$11,511	$18,008	$16,164	$80,702
Federal funds sold	2,290	2,140	20,325	37,320	—
Interest-bearing deposits with banks	13,297	11,822	14,970	34,659	32,460
Securities available for sale ("AFS"), at fair value	463,949	462,746	464,502	485,456	507,527
Equity securities carried at fair value through income	4,380	4,286	4,254	4,423	4,562
Non-marketable equity securities held in other financial institutions	207	207	207	207	207
Federal Home Loan Bank ("FHLB") stock - at cost	2,181	4,584	1,226	1,234	1,685
Loans held for sale	—	—	—	—	373
Net U.S. Small Business Administration ("SBA") Paycheck Protection ("PPP") Loans	—	339	1,211	5,022	15,279
Portfolio Loans Receivable net of allowance for credit losses of $23,515, $22,890, $22,027, $21,404 and $21,382, respectively	1,820,806	1,798,178	1,721,250	1,631,055	1,608,156
Net Loans	1,820,806	1,798,517	1,722,461	1,636,077	1,623,435
Goodwill	10,835	10,835	10,835	10,835	10,835
Premises and equipment, net	20,987	21,308	21,626	21,802	21,304
Accrued interest receivable	8,526	8,335	6,791	6,099	5,389
Investment in bank owned life insurance	40,019	39,802	39,583	39,363	39,145
Core deposit intangible	550	634	725	821	924
Net deferred tax assets	21,914	24,657	24,755	20,223	15,523
Right of use assets - operating leases	5,817	5,920	6,022	6,123	6,033
Other assets	873	2,713	3,331	2,708	1,819
Total Assets	$2,428,536	$2,410,017	$2,359,621	$2,323,514	$2,351,923
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$599,763	$630,120	$647,432	$635,649	$644,385
Interest-bearing deposits	1,554,560	1,458,343	1,479,125	1,449,727	1,450,698
Total deposits	2,154,323	2,088,463	2,126,557	2,085,376	2,095,083
Short-term borrowings	21,500	79,000	—	—	—
Long-term debt	—	—	—	—	12,213
Guaranteed preferred beneficial interest in junior subordinated debentures ("TRUPs")	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 4.75%	19,580	19,566	19,552	19,538	19,524
Lease liabilities - operating leases	6,114	6,202	6,288	6,372	6,266
Accrued expenses and other liabilities	16,213	17,775	16,070	15,357	13,697
Total Liabilities	2,229,730	2,223,006	2,180,467	2,138,643	2,158,783
Stockholders' Equity
Common stock	57	56	56	56	57
Additional paid in capital	98,246	97,986	97,712	97,455	97,189
Retained earnings	138,573	132,235	125,608	119,523	115,179
Accumulated other comprehensive losses	(37,896)	(43,092)	(43,906)	(31,847)	(18,969)
Unearned ESOP shares	(174)	(174)	(316)	(316)	(316)
Total Stockholders' Equity	198,806	187,011	179,154	184,871	193,140
Total Liabilities and Stockholders' Equity	$2,428,536	$2,410,017	$2,359,621	$2,323,514	$2,351,923
Common shares issued and outstanding	5,666,904	5,648,435	5,644,186	5,649,729	5,686,799

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
KEY OPERATING RATIOS
Return on average assets ("ROAA")	1.21%	1.28%	1.31%	1.19%	1.08%
Pre-tax Pre-Provision ROAA**	1.76	1.97	1.85	1.70	1.54
Return on average common equity ("ROACE")	15.10	16.61	15.97	14.39	12.30
Pre-tax Pre-Provision ROACE**	22.04	25.53	22.67	20.54	17.50
Return on Average Tangible Common Equity ("ROATCE")**	16.19	17.88	17.18	15.50	13.22
Pre-tax Pre-Provision ROATCE**	23.42	27.24	24.14	21.89	18.57
Average total equity to average total assets	8.00	7.73	8.17	8.28	8.79
Interest rate spread	2.70	3.24	3.26	3.14	3.05
Net interest margin	3.32	3.64	3.47	3.25	3.12
Yield on loans portfolio	5.11	4.92	4.46	4.13	3.99
Cost of funds	1.48	0.89	0.43	0.23	0.17
Cost of deposits	1.29	0.77	0.36	0.16	0.10
Cost of debt	5.04	4.67	4.40	3.81	3.24
Efficiency ratio	49.57	50.13	47.45	49.17	50.67
Non-interest income to average assets	0.24	0.39	0.21	0.25	0.25
Non-interest expense to average assets	1.68	1.92	1.66	1.63	1.56
Net operating expense to average assets	1.44	1.53	1.45	1.38	1.31
Average interest-earning assets to average interest-bearing liabilities	143.31	146.44	149.96	150.34	141.56
Net charge-offs to average portfolio loans	0.01	0.00	0.02	0.10	0.00

COMMON SHARE DATA
Basic net income per common share	$1.30	$1.35	$1.34	$1.21	$1.11
Diluted net income per common share	1.30	1.35	1.34	1.21	1.10
Cash dividends paid per common share	0.175	0.175	0.175	0.18	0.18
Basic - weighted average common shares outstanding	5,651,750	5,638,059	5,636,640	5,647,821	5,688,221
Diluted - weighted average common shares outstanding	5,655,582	5,645,703	5,644,822	5,657,733	5,699,038

ASSET QUALITY
Total assets	$2,428,536	$2,410,017	$2,359,621	$2,323,514	$2,351,923
Total portfolio loans (1)	1,844,321	1,821,068	1,743,277	1,652,459	1,629,538
Classified assets	8,116	6,115	5,967	6,062	4,745
Allowance for credit losses	23,515	22,890	22,027	21,404	21,382

Past due loans - 31 to 89 days	954	604	713	900	386
Past due loans >=90 days	514	438	428	147	1,233
Total past due loans	1,468	1,042	1,141	1,047	1,619

Non-accrual loans (3)	8,124	6,115	6,290	6,235	7,465
Accruing borrowers experiencing financial difficulty ("BEFDs") modifications (2)	—	429	433	439	442
Non-accrual loans, OREO and BEFDs modifications (2)	$8,124	$6,544	$6,723	$6,674	$7,907

** Non-GAAP financial measure. See reconciliation of GAAP and Non-GAAP measures.
____________________________________

(1)	Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio. Asset quality ratios for loans exclude U.S. SBA PPP loans. December 31, 2021 and September 30, 2021 reported balance are shown net of deferred costs and fees to conform with the current period's presentation.
(2)	On January 1, 2023, the Company adopted ASU 2022-02 –Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminated the TDR recognition and measurement guidance. As such, loans designated as TDRs prior to January 1, 2023 and are currently performing are no longer reported as a BEFDs in the quarter ending March 31, 2023, while prior period amounts continue to be reported in accordance with previously applicable GAAP.
(3)	Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. At March 31, 2023 and December 31, 2022, the Company had current non-accrual loans of $7.4 million and $5.5 million, respectively.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
ASSET QUALITY RATIOS (1)
Classified assets to total assets	0.33%	0.25%	0.25%	0.26%	0.20%
Classified assets to risk-based capital	2.89	2.23	2.25	2.35	1.87
Allowance for credit losses to total portfolio loans	1.27	1.26	1.26	1.30	1.31
Allowance for credit losses to non-accrual loans	289.45	374.33	350.19	343.29	286.43
Past due loans - 31 to 89 days to total portfolio loans	0.05	0.03	0.04	0.05	0.02
Past due loans >=90 days to total portfolio loans	0.03	0.02	0.02	0.01	0.08
Total past due (delinquency) to total portfolio loans	0.08	0.06	0.07	0.06	0.10
Non-accrual loans to total portfolio loans	0.44	0.34	0.36	0.38	0.46
Non-accrual loans and BEFDs modifications to total portfolio loans (2)	0.44	0.36	0.39	0.40	0.49
Non-accrual loans and OREO to total portfolio assets	0.33	0.25	0.27	0.27	0.32
Non-accrual loans and OREO to total portfolio loans and OREO	0.44	0.34	0.36	0.38	0.46
Non-accrual loans, OREO and BEFDs modification to total assets (2)	0.33	0.27	0.28	0.29	0.34

COMMON SHARE DATA
Book value per common share	$35.08	$33.11	$31.74	$32.72	$33.96
Tangible book value per common share**	33.07	31.08	29.69	30.66	31.90
Common shares outstanding at end of period	5,666,904	5,648,435	5,644,186	5,649,729	5,686,799

OTHER DATA
Full-time equivalent employees	199	196	199	190	191
Branches	12	12	12	12	11
Loan Production Offices	5	4	4	4	4

CAPITAL RATIOS
Tier 1 capital to average assets	9.68%	9.60%	9.56%	9.42%	9.17%
Tier 1 common capital to risk-weighted assets	11.52	11.26	11.40	11.66	11.58
Tier 1 capital to risk-weighted assets	12.14	11.87	12.05	12.34	12.28
Total risk-based capital to risk-weighted assets	14.36	14.08	14.30	14.68	14.65
Common equity to assets	8.19	7.76	7.59	7.96	8.21
Tangible common equity to tangible assets **	7.75	7.32	7.14	7.49	7.75

** Non-GAAP financial measure. See reconciliation of GAAP and Non-GAAP measures.
____________________________________

(1)	Asset quality ratios are calculated using total portfolio loans. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.
(2)	On January 1, 2023, the Company adopted ASU 2022-02 –Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminated the TDR recognition and measurement guidance. As such, loans designated as TDRs prior to January 1, 2023 and are currently performing are no longer reported as a BEFDs in the quarter ending March 31, 2023, while prior period amounts continue to be reported in accordance with previously applicable GAAP.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Reconciliation of U.S. GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total assets	$2,428,536	$2,410,017	$2,359,621	$2,323,514	$2,351,923
Less: intangible assets
Goodwill	10,835	10,835	10,835	10,835	10,835
Core deposit intangible	550	634	725	821	924
Total intangible assets	11,385	11,469	11,560	11,656	11,759
Tangible assets	$2,417,151	$2,398,548	$2,348,061	$2,311,858	$2,340,164

Total common equity	$198,806	$187,011	$179,154	$184,871	$193,140
Less: intangible assets	11,385	11,469	11,560	11,656	11,759
Tangible common equity	$187,421	$175,542	$167,594	$173,215	$181,381

Common shares outstanding at end of period	5,666,904	5,648,435	5,644,186	5,649,729	5,686,799

Common equity to assets	8.19%	7.76%	7.59%	7.96%	8.21%
Tangible common equity to tangible assets	7.75%	7.32%	7.14%	7.49%	7.75%

Common book value per share	$35.08	$33.11	$31.74	$32.72	$33.96
Tangible common book value per share	$33.07	$31.08	$29.69	$30.66	$31.90

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE

This financial information includes certain operating performance measures, which exclude merger and acquisition costs, and core deposit intangibles, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended
(dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net income (as reported)	$7,327	$7,615	$7,580	$6,834	$6,288
Merger and acquisition costs (net of tax)	196	741	—	—	—
Core deposit intangible amortization (net of tax)	63	66	74	76	81
Less: Gain on Infinex sale (net of tax)	—	(532)	—	—	—
Non-GAAP operating net income	$7,586	$7,890	$7,654	$6,910	$6,369

GAAP diluted earnings per share ("EPS")	$1.30	$1.35	$1.34	$1.21	$1.10
Non-GAAP operating diluted EPS	$1.34	$1.40	$1.36	$1.22	$1.12

GAAP return on average assets ("ROAA")	1.21%	1.28%	1.31%	1.19%	1.08%
Non-GAAP operating ROAA	1.25%	1.33%	1.32%	1.21%	1.10%

GAAP return on average common equity ("ROACE")	15.10%	16.61%	15.97%	14.39%	12.30%
Non-GAAP operating ROACE	15.64%	17.21%	16.12%	14.55%	12.46%

Weighted average common shares outstanding	5,655,582	5,645,703	5,644,822	5,657,733	5,699,038
Average assets	$2,425,520	$2,372,263	$2,322,315	$2,293,536	$2,325,992
Average equity	194,053	183,359	189,838	189,992	204,554

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

This financial information includes certain operating performance measures, which exclude merger and acquisition costs, and core deposit intangibles, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended
(dollars in thousands, except per share amounts )	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Efficiency ratio - GAAP basis
Noninterest expense	$10,170	$11,390	$9,626	$9,338	$9,080
Net interest income plus noninterest income	20,517	22,720	20,286	18,992	17,920

Efficiency ratio - GAAP basis	49.57%	50.13%	47.45%	49.17%	50.67%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$10,170	$11,390	$9,626	$9,338	$9,080
Non-GAAP adjustments:
Merger and acquisition costs	(259)	(1,004)	—	—	—
Core deposit intangible amortization	(84)	(90)	(97)	(102)	(109)
Noninterest expense - as adjusted	$9,827	$10,296	$9,529	$9,236	$8,971

Net interest income plus noninterest income	20,517	22,720	20,286	18,992	17,920
Less: Gain on Infinex sale	—	(721)	—	—	—
Net interest income plus noninterest income - adjusted	$20,517	$21,999	$20,286	$18,992	$17,920

Efficiency ratio - Non-GAAP basis	47.90%	46.80%	46.97%	48.63%	50.06%

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Pre-Tax Pre-Provision ("PTPP") Income, PTPP Return on Average Assets ("ROAA"), PTPP Return on Average Common Equity ("ROACE"), and Return on Average Tangible Common Equity ("ROATCE")

Management believes that PTPP income, which reflects the Company's profitability before income taxes and provision credit losses, and exclude merger and acquisition costs and the Infinex equity settlement, allows investors to better assess the Company's operating income and expenses in relation to the Company's core operating revenue by removing the volatility that is associated with credit provisions and different state income tax rates for comparable institutions. ROATCE is computed by dividing net earnings applicable to common shareholders by average tangible common shareholders' equity, and exclude merger and acquisition costs and the Infinex equity settlement. Management believes that ROATCE is meaningful because it measures the performance of a business consistently, whether acquired or internally developed. ROATCE is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. Management also believes that during a crisis such as the COVID-19 pandemic, this information is useful as the impact of the pandemic on the loan loss provisions of various institutions will likely vary based on the geography of the communities served by a particular institution.

	Three Months Ended
(dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net income (as reported)	$7,327	$7,615	$7,580	$6,834	$6,288
Provision for credit losses & unfunded commitments	652	1,013	700	451	419
Income tax expenses	2,368	2,702	2,380	2,369	2,133
Merger and acquisition costs	259	1,004	—	—	—
Core deposit intangible amortization	84	90	97	102	109
Less: Gain on Infinex sale	—	(721)	—	—	—
Pre-tax Pre-Provision income	$10,690	$11,703	$10,757	$9,756	$8,949

GAAP ROAA	1.21%	1.28%	1.31%	1.19%	1.08%
Pre-tax Pre-Provision ROAA	1.76%	1.97%	1.85%	1.70%	1.54%

GAAP ROACE	15.10%	16.61%	15.97%	14.39%	12.30%
Pre-tax Pre-Provision ROACE	22.04%	25.53%	22.67%	20.54%	17.50%

Average assets	$2,425,520	$2,372,263	$2,322,315	$2,293,536	$2,325,992
Average equity	$194,053	$183,359	$189,838	$189,992	$204,554
Average tangible assets	$2,414,080	$2,360,735	$2,310,692	$2,281,813	$2,314,163
Average tangible common equity	$182,613	$171,831	$178,215	$178,269	$192,725

	Three Months Ended
(dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net income (as reported)	$7,327	$7,615	$7,580	$6,834	$6,288
Core deposit intangible amortization (net of tax)	63	66	74	76	81
Net earnings applicable to common shareholders	$7,390	$7,681	$7,654	$6,910	$6,369

Net income (as reported)	$7,327	$7,615	$7,580	$6,834	$6,288
Provision for credit losses & unfunded commitments	652	1,013	700	451	419
Income tax expenses	2,368	2,702	2,380	2,369	2,133
Merger and acquisition costs	259	1,004	—	—	—
Core deposit intangible amortization	84	90	97	102	109
Less: Gain on Infinex sale	—	(721)	—	—	—
Pre-tax Pre-Provision income	$10,690	$11,703	$10,757	$9,756	$8,949

ROATCE	16.19%	17.88%	17.18%	15.50%	13.22%
Pre-tax Pre-Provision ROATCE	23.42%	27.24%	24.14%	21.89%	18.57%

Average tangible common equity	$182,613	$171,831	$178,215	$178,269	$192,725

AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Three Months Ended March 31,						For the Three Months Ended
	2023			2022			March 31, 2023			December 31, 2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$1,229,000	$15,830	5.15%	$1,112,108	$10,737	3.86%	$1,229,000	$15,830	5.15%	$1,217,998	$15,010	4.93%
Residential first mortgages	77,802	721	3.71%	86,805	713	3.29%	77,802	721	3.71%	79,859	732	3.67%
Residential rentals	352,722	3,933	4.46%	197,312	1,831	3.71%	352,722	3,933	4.46%	322,135	3,393	4.21%
Construction and land development	17,709	324	7.32%	33,669	407	4.84%	17,709	324	7.32%	20,194	342	6.77%
Home equity and second mortgages	25,516	480	7.52%	25,946	245	3.78%	25,516	480	7.52%	25,442	426	6.70%
Commercial loans	43,927	877	7.99%	46,668	550	4.71%	43,927	877	7.99%	27,619	776	11.24%
Commercial equipment loans	80,461	838	4.17%	61,715	642	4.16%	80,461	838	4.17%	78,965	814	4.12%
U.S. SBA PPP loans	18	9	200.00%	20,444	452	8.84%	18	9	200.00%	482	34	28.22%
Consumer loans	6,523	104	6.38%	3,213	33	4.11%	6,523	104	6.38%	5,987	94	6.28%
Allowance for credit losses	(23,086)	—	0.00%	(21,043)	—	0.00%	(23,086)	—	0.00%	(22,275)	—	0.00%
Loan portfolio (1)	$1,810,592	$23,116	5.11%	$1,566,837	$15,610	3.99%	$1,810,592	$23,116	5.11%	$1,756,406	$21,621	4.92%
Taxable investment securities	451,202	3,876	3.44%	484,157	1,572	1.30%	451,202	3,876	3.44%	445,252	3,329	2.99%
Nontaxable investment securities	21,160	116	2.19%	17,513	94	2.15%	21,160	116	2.19%	21,208	115	2.17%
Interest-bearing deposits in other banks	13,984	112	3.20%	42,608	60	0.56%	13,984	112	3.20%	14,257	110	3.09%
Federal funds sold	3,154	44	5.58%	—	—	0.00%	3,154	44	5.58%	8,004	77	3.85%
Total Interest-Earning Assets	2,300,092	27,264	4.74%	2,111,115	17,336	3.28%	2,300,092	27,264	4.74%	2,245,127	25,252	4.50%
Cash and cash equivalents	13,052			116,560			13,052			13,203
Goodwill	10,835			10,835			10,835			10,835
Core deposit intangible	605			994			605			693
Other assets	100,936			86,488			100,936			102,405
Total Assets	$2,425,520			$2,325,992			$2,425,520			$2,372,263

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$603,203	$—	0.00%	$609,945	$—	0.00%	$603,203	$—	0.00%	$634,187	$—	0.00%
Interest-bearing deposits
Savings	122,995	76	0.25%	121,236	15	0.05%	122,995	76	0.25%	124,537	46	0.15%
Demand deposits	613,182	3,970	2.59%	625,241	103	0.07%	613,182	3,970	2.59%	669,722	3,101	1.85%
Money market deposits	353,960	502	0.57%	378,781	100	0.11%	353,960	502	0.57%			0.24%
Certificates of deposit	398,408	2,181	2.19%	322,346	295	0.37%	398,408	2,181	2.19%	309,321	661	0.85%
Total interest-bearing deposits	1,488,545	6,729	1.81%	1,447,604	513	0.14%	1,488,545	6,729	1.81%	1,465,275	4,029	1.10%
Total Deposits	2,091,748	6,729	1.29%	2,057,549	513	0.10%	2,091,748	6,729	1.29%	2,099,462	4,029	0.77%
Long-term debt	—	—	0.00%	12,219	25	0.82%	—	—	0.00%	—	—	0.00%
Short-term debt	84,856	998	4.70%	—	—	0.00%	84,856	998	4.70%	36,332	358	3.94%
Subordinated Notes	19,571	251	5.13%	19,515	251	5.14%	19,571	251	5.13%	19,557	252	5.15%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	218	7.27%	12,000	78	2.60%	12,000	218	7.27%	12,000	182	6.07%
Total Debt	116,427	1,467	5.04%	43,734	354	3.24%	116,427	1,467	5.04%	67,889	792	4.67%
Interest-Bearing Liabilities	1,604,972	8,196	2.04%	1,491,338	867	0.23%	1,604,972	8,196	2.04%	1,533,164	4,821	1.26%
Total Funds	2,208,175	8,196	1.48%	2,101,283	867	0.17%	2,208,175	8,196	1.48%	2,167,351	4,821	0.89%
Other liabilities	23,292			20,155			23,292			21,553
Stockholders' equity	194,053			204,554			194,053			183,359
Total Liabilities and Stockholders' Equity	$2,425,520			$2,325,992			$2,425,520			$2,372,263

Net interest income		$19,068			$16,469			$19,068			$20,431

Interest rate spread			2.70%			3.05%			2.70%			3.24%
Net yield on interest-earning assets			3.32%			3.12%			3.32%			3.64%
Average interest-earning assets to average interest-bearing liabilities			143.31%			141.56%			143.31%			146.44%
Average loans to average deposits			86.56%			76.15%			86.56%			83.66%
Average transaction deposits to total average deposits **			80.95%			84.33%			80.95%			85.27%

Cost of funds			1.48%			0.17%			1.48%			0.89%
Cost of deposits			1.29%			0.10%			1.29%			0.77%
Cost of debt			5.04%			3.24%			5.04%			4.67%

(1)	Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There were $23,000, $50,000 and $22,000 of accretion interest for the three months ended March 31, 2023 and 2022, and December 31, 2022, respectively.

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** Transaction deposits exclude time deposits.

SUMMARY OF LOAN PORTFOLIO (UNAUDITED)
(dollars in thousands)

Portfolio loans, net of deferred costs and fees, are summarized by type as follows:

	As of
BY LOAN TYPE	March 31, 2023%		December 31, 2022%		September 30, 2022%		June 30, 2022%		March 31, 2022%
Portfolio Loans:
Commercial real estate	$1,265,519	68.63%	$1,232,826	67.69%	$1,202,660	68.98%	$1,178,758	71.33%	$1,177,761	72.28%
Residential first mortgages	78,186	4.24	79,872	4.39	83,081	4.77	84,782	5.13	86,416	5.30
Residential rentals	329,417	17.86	338,292	18.58	282,365	16.20	210,116	12.72	191,065	11.73
Construction and land development	18,474	1.00	17,259	0.95	23,197	1.33	31,068	1.88	30,649	1.88
Home equity and second mortgages	25,492	1.38	25,602	1.41	26,054	1.49	25,200	1.53	26,445	1.62
Commercial loans	40,666	2.20	42,055	2.31	41,615	2.39	43,472	2.63	48,948	3.00
Consumer loans	7,271	0.39	6,272	0.34	5,754	0.33	4,511	0.27	3,592	0.22
Commercial equipment	79,296	4.30	78,890	4.33	78,551	4.51	74,552	4.51	64,662	3.97
Total portfolio loans	1,844,321	100.00%	1,821,068	100.00%	1,743,277	100.00%	1,652,459	100.00%	1,629,538	100.00%
Less: Allowance for Credit Losses	(23,515)	(1.27)	(22,890)	(1.26)	(22,027)	(1.26)	(21,404)	(1.30)	(21,382)	(1.31)
Total net portfolio loans	1,820,806		1,798,178		1,721,250		1,631,055		1,608,156
U.S. SBA PPP loans	—		339		1,211		5,022		15,279
Total net loans	$1,820,806		$1,798,517		$1,722,461		$1,636,077		$1,623,435

END OF PERIOD CONTRACTUAL RATES (UNAUDITED)

The following table is based on end of period ("EOP") contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate
Commercial real estate	5.01%	4.86%	4.36%	4.00%	3.79%
Residential first mortgages	3.84%	3.84%	3.84%	3.83%	3.80%
Residential rentals	4.63%	4.53%	4.34%	4.03%	3.78%
Construction and land development	7.26%	6.73%	5.61%	4.57%	4.36%
Home equity and second mortgages	7.87%	7.14%	5.64%	4.19%	3.50%
Commercial loans	8.07%	7.34%	5.93%	4.79%	4.47%
Consumer loans	5.34%	5.26%	5.12%	5.13%	4.33%
Commercial equipment	4.54%	4.43%	4.37%	4.30%	4.29%
U.S. SBA PPP loans	0.00%	1.00%	1.00%	1.00%	1.00%
Total Loans	5.00%	4.84%	4.41%	4.04%	3.81%

Yields without U.S. SBA PPP Loans	5.00%	4.84%	4.41%	4.05%	3.85%

ALLOWANCE FOR CREDIT LOSSES AND ALLOWANCE FOR LOAN LOSSES (UNAUDITED)

(dollars in thousands)	For the Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Beginning of period	$22,890	$22,027	$21,404	$21,382	$18,417

Impact of ASC 326 Adoption	—	—	—	—	2,496
Charge-offs	(65)	(29)	(92)	(447)	—
Recoveries	20	24	21	44	19
Net (charge-offs) recoveries	(45)	(5)	(71)	(403)	19

Provision for credit losses	670	868	694	425	450
End of period	$23,515	$22,890	$22,027	$21,404	$21,382

Net (charge-offs) recoveries to average portfolio loans (annualized)(1)	(0.01) %	0.00%	(0.02) %	(0.10) %	0.00%

Breakdown of general and specific allowance as a percentage of total portfolio loans (1)
General allowance	$23,036	$22,781	$21,919	$21,108	$21,087
Specific allowance	479	109	108	296	295
	$23,515	$22,890	$22,027	$21,404	$21,382

General allowance	1.25%	1.25%	1.26%	1.28%	1.29%
Specific allowance	0.02%	0.01%	—%	0.02%	0.02%
Allowance to total portfolio loans	1.27%	1.26%	1.26%	1.30%	1.31%

Total portfolio loans (1)	$1,844,321	$1,821,068	$1,743,277	$1,652,459	$1,629,538

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(1)	Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.

CLASSIFIED AND SPECIAL MENTION ASSETS1 (UNAUDITED)

The following is a breakdown of the Company’s classified and special mention assets at March 31, 2023 and December 31, 2022, 2021, 2020, and 2019, respectively:

	As of
(dollars in thousands)	3/31/2023	12/31/2022	12/31/2021	12/31/2020	12/31/2019
Classified loans
Substandard	$8,116	$6,115	$5,211	$19,249	$26,863
Doubtful	—	—	—	—	—
Total classified loans	8,116	6,115	5,211	19,249	26,863
Special mention loans	9,885	4,361	—	7,672	—
Total classified and special mention loans	$18,001	$10,476	$5,211	$26,921	$26,863

Classified loans	$8,116	$6,115	$5,211	$19,249	$26,863
Classified securities	—	—	—	—	—
Other real estate owned	—	—	—	3,109	7,773
Total classified assets	$8,116	$6,115	$5,211	$22,358	$34,636

Total classified assets as a percentage of total assets	0.33%	0.25%	0.22%	1.10%	1.93%
Total classified assets as a percentage of Risk Based Capital	2.89%	2.23%	2.10%	9.61%	16.21%

SUMMARY OF DEPOSITS (UNAUDITED)

	March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$599,763	27.84%	$630,120	30.17%	$647,432	30.45%	$635,649	30.48%	$644,385	30.75%
Interest-bearing:
Demand deposits	697,312	32.37%	638,876	30.59%	691,987	32.54%	635,344	30.47%	618,869	29.54%
Money market deposits	305,329	14.17%	347,872	16.66%	371,175	17.45%	380,712	18.26%	387,700	18.51%
Savings	121,007	5.62%	124,533	5.96%	123,564	5.81%	119,363	5.72%	124,038	5.92%
Certificates of deposit	430,912	20.00%	347,062	16.62%	292,399	13.75%	314,308	15.07%	320,091	15.28%
Total interest-bearing	1,554,560	72.16%	1,458,343	69.83%	1,479,125	69.55%	1,449,727	69.52%	1,450,698	69.25%
Total Deposits	$2,154,323	100.00%	$2,088,463	100.00%	$2,126,557	100.00%	$2,085,376	100.00%	$2,095,083	100.00%

Transaction accounts	$1,723,411	80.00%	$1,741,401	83.38%	$1,834,158	86.25%	$1,771,068	84.93%	$1,774,992	84.72%

1 Classified loans are not net of deferred costs and fees before the quarter ended March 31, 2022.